Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2004 and 2003
(in millions)

	Nine Months 2004		Nine Months 2003
		Financial		Financial
	Automotive	Services	Automotive	Services
	(unaudited)		(unaudited)
Cash and cash equivalents at January 1	$5,423	$16,343	$5,159	$7,064

Cash flows from operating activities before securities trading	1,371	12,622	4,855	13,254
Net sales/(purchases) of trading securities	3,911	59	1,516	(166)

Net cash flows from operating activities	5,282	12,681	6,371	13,088

Cash flows from investing activities
Capital expenditures	(4,603)	(299)	(5,558)	(271)
Acquisitions of receivables and lease investments	—	(47,338)	—	(42,239)
Collections of receivables and lease investments	—	37,035	—	33,921
Net acquisitions of daily rental vehicles	—	(2,739)	—	(1,487)
Purchases of securities	(6,811)	(786)	(7,356)	(490)
Sales and maturities of securities	6,635	650	4,136	589
Proceeds from sales of receivables and lease investments	—	9,265	—	15,781
Proceeds from sale of businesses	125	412	77	1,625
Repayment of debt from discontinued operations	—	—	—	—
Net investing activity with Financial Services	3,277	—	2,975	—
Cash paid for acquisitions	(30)	—	—	—
Cash recognized on consolidation of joint ventures	—	—	256	—
Other	10	100	696	20

Net cash (used in)/provided by investing activities	(1,397)	(3,700)	(4,774)	7,449

Cash flows from financing activities
Cash dividends	(549)	—	(549)	—
Net sales/(purchases) of Common Stock	(127)	—	(43)	—
Changes in short-term debt	(279)	8,979	(173)	3,405
Proceeds from issuance of other debt	406	12,138	883	16,338
Principal payments on other debt	(2,112)	(32,378)	(689)	(23,173)
Net financing activity with Automotive	—	(3,277)	—	(2,975)
Other	(17)	6	(6)	9

Net cash (used in)/provided by financing activities	(2,678)	(14,532)	(577)	(6,396)

Effect of exchange rate changes on cash	(9)	3	188	286
Net transactions with Automotive/Financial Services	92	(92)	425	(425)

Net increase/(decrease) in cash and cash equivalents	1,290	(5,640)	1,633	14,002

Cash and cash equivalents at September 30	$6,713	$10,703	$6,792	$21,066